Exhibit 10.365

Corporate Executive Bonus Plan

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The Charles Schwab Corporation

Corporate Executive Bonus Plan

(As Amended and Restated as of February 23, 2005)

(Approved by Stockholders on May 19, 2005)

(Amended and Restated December 12, 2007)

(Amended and Restated October 23, 2008)

(Amended and Restated December 9, 2009)

(Approved by Stockholders on May 13, 2010)

(Amended and Restated January 29, 2015)

(Approved by Stockholders on May 13, 2015)

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SECTION 1.     PURPOSE OF THE PLAN

    The Charles Schwab Corporation Corporate Executive Bonus Plan (the "Plan") is established to promote the interests of The Charles Schwab Corporation (the “Corporation”) and its Subsidiaries (as defined in Section 3.(b) below and, collectively with the Corporation, the "Company"), by creating an incentive program to (a) attract and retain employees with outstanding competencies who will strive for excellence; (b) motivate those individuals to exert their best efforts on behalf of the Company by providing them with compensation in addition to their base salaries; and (c) further link the interests of such employees with those of the Corporation's stockholders through a strong performance-based reward system.

SECTION 2.     ADMINISTRATION OF THE PLAN

    The Compensation Committee of the Board of Directors of the Corporation (the "Committee") shall administer the Plan. The Committee shall be composed solely of two or more "outside directors" within the meaning of Treasury Regulations Section 1.162-27 (or any successor regulation) and shall be appointed pursuant to the Bylaws of the

Corporation.  The members of the Committee shall be ineligible for awards under this Plan for services performed while serving on the Committee. The Committee shall have discretionary authority to interpret the Plan, establish rules and regulations to implement the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan, in its sole discretion. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

SECTION 3.     ELIGIBILITY FOR AWARDS

    (a)       Eligibility Requirements. Awards under the Plan may be granted by the Committee to those Employees holding Executive Vice President or comparable or higher executive-level positions with the Company (each an “eligible Employee”).

    (b)       Definition of Employee.  For purposes of the Plan, an individual shall be considered an "Employee" if he or she is employed by the Corporation or other business entity in which the Corporation shall directly or indirectly own, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock or other ownership interest (each a "Subsidiary").  No award may be granted to a member of the Corporation’s Board of Directors except for services performed as an employee of the Company.

SECTION 4.     BONUS AWARDS

    (a)       Form of Awards.  Bonus awards under this Plan shall be paid, less applicable withholdings and deductions, in (i) cash and/or (ii) stock and/or stock-based awards granted under The Charles Schwab Corporation 2013 Stock Incentive Plan.

    (b)       Target Award Amounts.  Target award amounts shall be based on a percentage of each eligible Employee’s annual base salary or expressed as a dollar amount for each performance period as determined by the Committee in its sole discretion at the time specified in Section 4.(c)(1) below.

    (c)       Bonus Formula and Award Amounts.

(1)The bonus awards for each eligible Employee shall be determined according to a  formula and/or a matrix or matrices that shall be adopted by the Committee not later than 90 days after the commencement of the performance period, i.e., the period of service to which the performance goal relates, and at a time when the outcome of the performance goal is substantially uncertain.    Notwithstanding the 90-day deadline specified in the prior sentence, in the event that a performance period is less than 12 months, the Committee shall establish the performance formula and/or performance matrix or matrices on or before the date when 25 percent of the performance period (as scheduled in good faith at the time the performance goal is established) has elapsed.

(2)The formula or matrix or matrices may be different for each eligible Employee and shall be based on one or more objective performance criteria to be selected by the Committee from among the following performance criteria measured on  a pre- tax, post-tax, operating, reported, consolidated,  Generally Accepted Accounting Principles (“GAAP”), adjusted GAAP, and/or non-GAAP basis:  income; profit; profit margin; revenue; revenue growth; cash flow; stockholder return; net income; client net new assets; levels of client assets or sales (of products, offers or services); earnings per share; return on stockholders’ equity; return on stockholders’ common equity; return on investment; earnings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings; net earnings; operating cash flow; free cash flow; free cash flow per share; cash flow return; economic value added; market value added; total stockholder return; stockholder value;  debt/capital ratio; return on total capital; market share of assets; return on assets; return on net assets; return on capital employed; cost control; Corporation common stock price; capital expenditures; price/earnings growth ratio; sales; sales volume; book value per share; cost of capital; cost of equity; and changes between years or periods that are determined with respect to any of the above-listed performance criteria. Performance criteria may be measured solely on a corporate, subsidiary, enterprise or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria.

(3)In determining whether any performance goals have been satisfied, the Committee may exclude any or all extraordinary items (as determined under GAAP, unless otherwise specified by the Committee), and any other unusual or non-recurring items, including but not limited to, (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Company, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlement amounts or judgments), or currency/commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles.  In addition, the Committee may adjust any performance goal for a year as it deems equitable to recognize unusual or non-recurring events affecting the Company, changes in tax law or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine.  To the extent that a performance goal is based on the Corporation’s common stock, then in the event of any stock dividend, stock split, spin-off, split-off, spin-out, recapitalization or other change in the capital structure of the Corporation, merger, consolidation, reorganization, combination of shares, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in performance goals as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of eligible Employees.    The Committee shall also adjust the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are needed to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The Committee shall only make exclusions and adjustments described in this paragraph when (i) the Committee specifies in writing (not later than the time the performance goals are required to be established) which exclusions and adjustments the Committee will apply to determine whether a performance goal has been satisfied, as well as an objective manner for applying them, and (ii) the Committee determines that such exclusions and adjustments may apply without causing the award to fail to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”).

(4)Awards shall be determined by applying the bonus formula to the target award amount of each eligible Employee. Except in the case of the Chief Executive Officer, payouts described in this subsection shall be calculated and paid on the basis of a quarterly or annual performance period, or a combination thereof, as determined by the Committee in its sole discretion.  In the case of the Chief Executive Officer, payouts described in this subsection shall be made on an annual basis, based on the Company’s results for the full year.    Unless otherwise provided by the Committee, awards that become payable shall be paid not later than 2½ months after the end of the applicable performance period.

    (d)       Maximum Award Amounts.  The maximum award that may be paid to any eligible Employee (other than the Chief Executive Officer) under this Plan for any calendar year shall not exceed $8 million as calculated by the Committee at the end of the performance period.  The maximum award that may be paid to the Chief Executive Officer under this Plan for any calendar year shall not exceed $15 million as calculated by the Committee at the end of the performance period.  An eligible Employee may only receive one award under this Plan for any calendar year.

    (e)       Power to Reduce Bonus Amounts.  Notwithstanding anything to the contrary contained in this Plan, the Committee shall have the power, in its sole discretion, to reduce, but not increase, the amount payable to any eligible Employee including the Chief Executive Officer (or to determine that no amount shall be payable to such eligible Employee) with respect to any award prior to the time the amount otherwise would have become payable hereunder. It is expressly permissible to reduce the amount otherwise payable to zero.  Such reductions may be based upon the recommendations of the Chief Executive Officer.  In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other eligible Employees under the Plan.

    (f)       Entitlement to Bonus. No eligible Employee shall earn any portion of a bonus award under the Plan until the last day of the relevant performance period and only if the Committee has approved the bonus award and, to the extent required by section 162(m) of the Code, has certified that the applicable performance criteria have been satisfied.

    (g)       Termination of Employment and Leaves of Absence.  Except in the event of retirement, death, or disability, if an Employee ceases to be employed by the Company for any reason on or before the date when a bonus is earned, then he or she shall not earn or receive payment of such bonus under the Plan.  If an eligible Employee is on an unpaid leave of absence for a portion of the relevant performance period, the Committee may award a bonus at the end of the performance period based on the achievement of the performance criteria, and such bonus shall be prorated to reflect only the time when he or she was actively employed and not any period when he or she was on leave, except to the extent the Committee determines in its sole discretion that it will not prorate such bonus. In the event of retirement, death, or disability before the last day of the relevant performance period, the Committee shall have the sole discretion to waive the requirement of being employed on the last day of the relevant performance period and award a bonus at the end of the performance period based on the achievement of the performance criteria.  For all purposes of the Plan, “retirement” will mean any termination of employment with the Company for any reason other than death at any time after the Employee has attained age 55, but only if, at the time of termination, the Employee has been credited with at least ten (10) Years of Service under the Schwab Plan Retirement Savings and Investment Plan.

    (h)       Change in Control.  The Committee may, in its sole discretion, provide that an eligible Employee shall be eligible for a full or prorated award in the event of a change in control of the Corporation.  In the Committee’s sole discretion, any such full or prorated award may be paid under the provisions of this Section 4.(h) prior to when the applicable performance target is certified (or without regard to whether it is certified).

SECTION 5.     PAYMENT OF BONUS AWARDS

    Bonus awards that are earned and payable shall be paid to each eligible Employee on or after January 1st and on or before March 15th of the calendar year immediately following the end of the Corporation’s fiscal year on which the award is based, regardless of whether the individual has remained in Employee status through the date of payment.

SECTION 6.     GENERAL PROVISIONS

    (a)       Plan Amendments.  The Board of Directors of the Corporation or the Committee may at any time amend, suspend or terminate the Plan, provided that it must do so in a written resolution and such action shall not adversely affect rights and interests of eligible Employees to individual bonus awards granted to such amendment, suspension or termination. Stockholder approval shall be obtained for any amendment to the extent necessary and desirable to qualify the awards hereunder as performance-based compensation under section 162(m) of the Code and to comply with applicable laws, regulations or rules.

    (b)       Benefits Unfunded.  No amounts awarded or accrued under this Plan shall be funded, set aside or otherwise segregated prior to payment.  The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company.  Eligible Employees shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

    (c)    Benefits Nontransferable.  No eligible Employee shall have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Employee's creditors or to attachment, execution or other process of law.    In the event of the death of an eligible Employee, the payment, if any, shall be made to the persons identified in the applicable beneficiary designation form.  In the event there is no applicable beneficiary designation form, the payment, if any, shall be made to the executor or administrator of the estate of the deceased eligible Employee.

    (d)       No Employment Rights.  No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself shall be construed to grant any person the right to remain in the employ of the Company for any period of specific duration.  Rather, each Employee will be employed "at will," which means that either such Employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice.  Only the Chief Executive Officer has the authority to enter into an agreement on any other terms, and he or she can only do so in a writing signed by him or her.  No Employee shall have the right to any future award under the Plan.

    (e)       Exclusive Agreement.  This Plan document is the full and complete agreement between the eligible Employees and the Company on the terms described herein.

    (f)       Governing Law.  The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

    (g)       Section 162(m) of the Code.  The Plan will be interpreted and administered in a manner that will qualify bonus awards as performance-based compensation under section 162(m) of the Code, except when the Committee determines such compliance is not necessary or desirable.  In the event that changes are made to section 162(m) of the Code that permit greater flexibility with respect to bonus awards made under the Plan, the Committee may make  related adjustments that it deems appropriate.

    (h)     Section 409A of the Code.    Payments under the Plan are intended to qualify as short-term deferrals exempt from the requirements of section 409A of the Code.  To the extent that any payment under this Plan does not qualify for exemption from section 409A of the Code, the Company intends for such payment to comply with the requirements of section 409A and the Department of Treasury rulings and regulations thereunder (collectively, “Section 409A”). Accordingly, to the extent applicable, this Plan shall at all times be interpreted and operated in accordance with the requirements of Section 409A. The Company shall take action, or refrain from taking any action, with respect to the payments and benefits under this Plan that is reasonably necessary to comply with Section 409A. In the event that any payment under the Plan shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors of the Corporation, the Committee nor their designees,  agents, affiliates, assigns or successors (each a “protected party”) shall be liable to any eligible Employee or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

    (i)     Recoupment Policy.  Notwithstanding other provisions of the Plan, awards under the Plan are subject to the Corporation’s recoupment policy as in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the eligible Employee.